Exhibit 99.2

THIS ANNOUNCEMENT IS NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION, DIRECTLY OR INDIRECTLY, IN OR INTO ANY JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF APPLICABLE LAWS OR REGULATIONS OR REQUIRE PRIOR APPROVAL

Press Release / Stock Exchange Announcement

19 January 2024

JBT Corporation Announces Intention to Launch a Voluntary Takeover Offer for all Issued and Outstanding Shares in Marel at EUR 3.60 per Share

Merger would create a leading and diversified global food and beverage technology solutions provider

JBT Corporation (NYSE: JBT), (“JBT” or the “Company”), a leading global technology solutions provider to high-value segments of the food and beverage industry, today announced its intention to launch a voluntary takeover offer (the “Offer”) for all issued and outstanding shares in Marel hf. (“Marel”), listed on both Nasdaq Iceland and Euronext Amsterdam, at an offer price of EUR 3.60 per share (ISK 538 per share, based on an ISK / EUR exchange rate of 149.5) (the “Offer Price”), in accordance with Chapters X and XI of the Icelandic Takeovers Act no. 108/2007. The Offer values the entire share capital of Marel at approximately EUR 2,714 million assuming 754 million fully diluted Marel shares outstanding and, inclusive of Marel’s net indebtedness of EUR 827 million as of September 30, 2023, represents an enterprise value of EUR 3,541 million.

The Offer is expected to be structured to provide Marel shareholders with the flexibility to elect to receive, in exchange for each Marel share, one of the following: (i) EUR 3.60 in cash; (ii) 0.0265 JBT shares and EUR 1.26 in cash; or (iii) 0.0407 JBT shares. All elections will be subject to proration process such that the Offer achieves a weighted average mix of approximately 65 percent in JBT stock and approximately 35 percent in cash.

Eyrir Invest hf., the largest shareholder in Marel with 24.7 percent of Marel’s share capital as at the date of this announcement, has irrevocably undertaken to JBT to accept the offer in respect of all of its shares in Marel.

Bid Premium

The Offer Price of EUR 3.60/ISK 538 per share represents a premium of:

●

54 percent to the closing price of Marel’s shares on the Nasdaq Iceland stock exchange as of November 23, 2023 of ISK 350, being the last trading day prior to Marel’s disclosure of JBT’s submission of its initial non-binding proposal; and

●	16 percent to the closing price of Marel’s shares on the Nasdaq Iceland stock exchange as of January 18, 2024, of ISK 464, being the last trading day prior to the date of this announcement.

The Offer would result in Marel shareholders holding an approximately 38 percent interest in the combined company and receiving an aggregate of EUR 950 million in cash.

Compelling Strategic Rationale

A merger of JBT and Marel would create a leading and diversified global food and beverage technology solutions provider by bringing together two renowned companies with long histories and complementary product portfolios, highly respected brands, and impressive technology. The merger is expected to provide beneficial outcomes for customers through expanded product offerings and application knowledge, leveraged R&D capabilities, and enhanced global customer care support, including a focus on improving equipment uptime and efficiency through its comprehensive and differentiated digital solutions, OmniBlu™ and Innova.

The combined company would also have an expanded global footprint, which should allow global customers to more efficiently access industry leading technology worldwide. Together, the combined company is expected to continue to leverage the need for automation solutions in the food and beverage industry and make a greater impact on customer sustainability objectives by offering solutions that provide more responsible use of the world’s precious food, beverage, water, and energy resources.

Synergy Opportunities

Operating efficiencies are expected to create meaningful cost synergies of more than $125 million within three years following the completion of the transaction across areas such as procurement, manufacturing, and G&A. In addition, the combined company is expected to benefit from additional revenue synergies given attractive cross-selling, go-to-market effectiveness, scaled innovation, and enhanced global customer care capabilities.

Assuming a transaction close by year-end 2024, the combined company is expected to have a pro forma net leverage ratio of less than 3.5x at year-end 2024, which is prior to synergies, and be well below 3.0x net leverage by year-end 2025, providing significant financial flexibility to the combined company to pursue further strategic initiatives.

Governance and Commitment to Marel’s Heritage

The Offer is expected to provide for proportional representation on the combined company’s board for Marel shareholders based on pro forma ownership in the combined company. Brian Deck will continue as President and Chief Executive Officer of the combined company. JBT is committed to collaborating with Marel to determine the best talent to lead the combined organization, including key management positions.

It is anticipated that the combined company would be named JBT Marel Corporation. The combined company would maintain a long-term commitment to Marel’s heritage, including a significant Icelandic presence.

The combined company would plan to maintain a corporate headquarters in Chicago, Illinois with a European headquarters and global technology center of excellence in Gardabaer, Iceland.

The combined company shares will have a secondary listing on Nasdaq Iceland, subject to Icelandic regulatory approval, in addition to continuing JBT’s listing on the NYSE.

Offer Document and Conditions

Details of the Offer, including all terms and conditions, will be contained in an offer document to be sent to all eligible shareholders in Marel following review and approval by the Financial Supervisory Authority of the Central Bank of Iceland (the “Icelandic FSA”) pursuant to section XI of the Icelandic Takeovers Act no. 108/2007. The offer document is expected to be approved for distribution by the Icelandic FSA during the first quarter of 2024.

The Offer is expected to be subject to the fulfilment or waiver by JBT of certain closing conditions including: (1) valid acceptance of the Offer from Marel shareholders representing a minimum of 90 percent of the issued and outstanding share capital and voting rights (on a fully diluted basis) of Marel; (2) receipt of required regulatory clearances; and (3) JBT shareholders approving the issuance of JBT shares in connection with the transaction.

Assuming the 90 percent minimum acceptance threshold is met, JBT intends to carry out a compulsory acquisition of the remaining shares in Marel.

The Offer will not be subject to any financing conditions.

Launch of the Offer remains subject to confirmatory due diligence, further negotiations, and board approvals of both Marel and JBT. There is no assurance that agreement will be reached between the parties or that an Offer will be launched.

Advisers

Goldman Sachs Co LLC is acting as JBT’s financial advisor and Kirkland & Ellis LLP and LEX are serving as legal counsel.

About JBT Corporation

JBT Corporation (NYSE: JBT) is a leading global technology solutions provider to high-value segments of the food & beverage industry. JBT designs, produces, and services sophisticated products and systems for a broad range of end markets, generating roughly one-half of its annual revenue from recurring parts, service, rebuilds, and leasing operations. JBT Corporation employs approximately 5,100 people worldwide and operates sales, service, manufacturing, and sourcing operations in more than 25 countries.

Important Notices

This release is subject to the disclosure requirements according to article 102 of the Icelandic Takeovers Act no. 108/2007.

This release does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. In particular, this release is not an offer of securities for sale in the United States.

Overseas Jurisdictions

The release, publication or distribution of this announcement in or into jurisdictions other than Iceland may be restricted by law and therefore any persons who are subject to the laws of any jurisdiction other than Iceland should inform themselves about, and observe, any applicable legal or regulatory requirements. Any failure to comply with the applicable restrictions may constitute a violation of the securities laws of any such jurisdiction. To the fullest extent permitted by applicable law, the companies and persons involved in the Offer disclaim any responsibility or liability for the violation of such restrictions by any person. This announcement has been prepared for the purpose of complying with Icelandic law and the information disclosed may not be the same as that which would have been disclosed if this announcement had been prepared in accordance with the laws of jurisdictions outside of Iceland.

Copies of this announcement and formal documentation relating to the Offer will not be, and must not be, mailed or otherwise forwarded, distributed or sent in, into or from any jurisdiction where local laws or regulations may result in a significant risk of civil, regulatory or criminal exposure if information concerning the Offer is sent or made available to Marel shareholders in that jurisdiction or any jurisdiction where to do so would violate the laws of that jurisdiction and persons receiving such documents (including custodians, nominees and trustees) must not mail or otherwise forward, distribute or send them in or into or from any such jurisdiction.

Note to US Shareholders

It is important that U.S. shareholders understand that the Offer and any related offer documents are subject to disclosure and takeover laws and regulations in Iceland that may be different from the United States. To the extent applicable, the Offer will be made in compliance with the U.S. tender offer rules, including Regulation 14E under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any exemption available to JBT in respect of securities of foreign private issuers provided by Rule 14d-1(d) under the Exchange Act.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, and such statements are intended to qualify for the protection of the safe harbor provided by the PSLRA. Forward-looking statements are information of a non-historical nature and are subject to risks and uncertainties that are beyond JBT’s ability to control. These forward-looking statements include, among others, statements relating to the Offer, our business and our results of operations and our objectives, strategies, plans, goals and targets. The factors that could cause our actual results to differ materially from expectations include but are not limited to the following factors: the completion of confirmatory due diligence by JBT prior to launching the Offer; the occurrence of any event, change or other circumstances that could give rise to the termination or abandonment of the Offer; the expected timing and likelihood of completion of the Offer, including the timing, receipt and terms and conditions of any required governmental and regulatory approvals of the Offer that could reduce anticipated benefits or cause the parties to abandon the transaction; the ability to successfully integrate the businesses of JBT and Marel; the possibility that stockholders of JBT may not approve the issuance of new shares of common stock in the Offer; the risk that Marel and/or JBT may not be able to satisfy the conditions to the Offer in a timely manner or at all; the risk that the Offer and its announcement could have an adverse effect on the ability of JBT and Marel to retain customers and retain and hire key personnel and maintain relationships with their suppliers and customers and on their operating results and businesses generally; the risk that problems may arise in successfully integrating the businesses of Marel and JBT, which may result in the combined company not operating as effectively and efficiently as expected; the risk that the combined company may be unable to achieve cost-cutting synergies or it may take longer than expected to achieve those synergies; and other factors described under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in JBT’s most recent Annual Report on Form 10-K filed by JBT with the Securities and Exchange Commission (the “SEC”) and in any subsequently filed Form 10-Q. JBT cautions shareholders and prospective investors that actual results may differ materially from those indicated by the forward-looking statements. JBT undertakes no obligation to publicly update or revise any forward-looking statements made by JBT or on its behalf, whether as a result of new information, future developments, subsequent events or changes in circumstances or otherwise.

Important Additional Information

No offer of JBT securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, or an exemption from registration. In connection with the offer, JBT is expected to file a proxy statement with the SEC and JBT may, upon launch of the formal offer, file with the SEC a Registration Statement on Form S-4, which will contain a proxy statement/prospectus in connection with the proposed offer. SHAREHOLDERS OF JBT AND MAREL ARE URGED TO READ THE PROXY STATEMENT (AND, IF APPLICABLE PROSPECTUS) AND OTHER DOCUMENTS THAT WILL BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. JBT and Marel shareholders will be able to obtain a free copy of the proxy statement/prospectus (when available), as well as other filings containing information about JBT, without charge, at the SEC’s website, www.sec.gov, and on JBT’s website at https://ir.jbtc.com/overview/default.aspx.

Participants in the Solicitation

JBT and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the holders of the JBT’s common stock in respect of the Offer. Information about the directors and executive officers of JBT is set forth in the proxy statement for JBT’s 2023 Annual Meeting of Stockholders, which was filed with the SEC on March 31, 2023, and in the other documents filed after the date thereof by JBT with the SEC. Investors may obtain additional information regarding the interests of such participants by reading the proxy statement/prospectus regarding the proposed offer when it becomes available. You may obtain free copies of these documents as described in the preceding paragraph.